Exhibit (h)(22) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

TAX SERVICES AGREEMENT

THIS TAX SERVICES AGREEMENT (“Agreement”), effective as of September 27, 2011, is between The Bank of New York Mellon, a New York corporation (the “Bank”), and Federated Administrative Services (“Federated”).

BACKGROUND

A.	Federated is the Administrator to the funds listed on Exhibit A, as such Exhibit A may be amended from time to time (each, a “Fund” and collectively, the “Funds”). Federated wishes to retain the Bank to provide the services described below, and the Bank wishes to furnish such services, either directly or through an affiliate or affiliates, as more fully described herein.

B.	The Funds are responsible for complying with all federal, state and/or foreign tax laws.

C.	This Background section is incorporated by reference into and made a part of this Agreement.

TERMS

In consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

1. Services. The Bank will perform the tax services (the “Services”) listed on Exhibit B attached hereto, as such Exhibit B may be amended from time to time, on behalf of those Funds listed on Exhibit A.

2. Compensation; Disclosure.

(a) As compensation for Services rendered by the Bank during the term of this Agreement, Federated shall pay to the Bank $11,000 per annum per Fund receiving such Services. In addition, Federated shall reimburse the Bank for the cost of wash sales calculations done on GainsKeeper with respect to each Fund.

(b) Federated hereby represents and warrants to the Bank that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the Bank or to the adviser or sponsor to the Funds in connection with this Agreement, have been fully disclosed to the Funds and Federated agrees to make such other disclosures, if any, required under any applicable law.

3. Information; Cooperation. Federated shall provide, or seek to cause each Fund to provide, such information and documentation as the Bank may reasonably request in connection with the Services.

4. The Bank Ownership. The Bank shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, know-how, patents, copyrights, trade secrets, and other related legal rights used by the Bank in connection with the Services. The Bank acknowledges that, notwithstanding the above sentence, Federated or Funds retains all right, title and interest in any data delivered by Federated or Funds to Bank for the purposes of performing the Services.

5. Duration and Termination. This Agreement shall continue until terminated by Federated or the Bank on thirty (30) days’ prior written notice to the other party. After termination of this Agreement, the Bank shall be entitled to full payment of all of its fees, compensation, agreed-upon costs and expenses that have been earned or accrued hereunder through the date of termination.

6. Notices. Notices shall be addressed:

(a) if to the Bank:

The Bank of New York Mellon

One Wall Street

New York, New York 10286

Attn: Legal Department

With a copy to:

BNY Mellon Investment Servicing (US) Inc.

301 Bellevue Parkway

Wilmington, DE 19809

Attn: Legal Department

(b) if to Federated:

Federated Administrative Services

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, PA 15222-3779

Attn: Richard Novak

(c) or if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic delivery, hand or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five (5) days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

7. Confidentiality.

(a) Each party shall keep confidential all material information relating to the other party's business ("Confidential Information") disclosed hereunder. Confidential Information shall include (i) data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of Federated, the Funds or the Bank, their respective subsidiaries and affiliated companies; (ii) scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords Federated, the Funds or the Bank a competitive advantage over its competitors; (iii) confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (iv) any information expressly designated as Confidential Information in writing.

(b) Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (i) it is already known to the receiving party at the time it is obtained; (ii) it is or becomes publicly known or available through no wrongful act of the receiving party; (iii) it is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (iv) it is released by the protected party to a third party without restriction; (v) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (vi) release of such information by the Bank or Federated is necessary in connection with the provision of Services; (vii) it is Fund information provided by the Bank in connection with an independent third party compliance or other review; (viii) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (ix) it has been or is independently developed or obtained by the receiving party.

8. Responsibility of the Parties.

(a) The Bank shall be under no duty to take any action or render any service hereunder to or on behalf of Federated or a Fund except as specifically set forth herein or as may be specifically agreed to by the Bank and Federated in a written amendment hereto. The Bank shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. The Bank shall be liable only for any damages arising out of the Bank’s duties under this Agreement and only to the extent such damages arise out of the Bank’s intentional misconduct, bad faith, negligence or reckless disregard of its duties under this Agreement (“Standard of Care”). The Bank shall have no liability either for any error or omission of any other service provider (including any accounting firm or tax adviser) to a Fund or for any failure to discover any such error or omission. A Fund shall be responsible for: (i) all filings, tax returns and reports on all Tax Positions, and (ii) the payment of all taxes and similar items (including without limitation penalties and interest related thereto).

(b) Notwithstanding anything in this Agreement to the contrary: (i) neither party nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect losses or damages whether or not the likelihood of such losses or damages was known by such party or its affiliates; and (ii) the Bank 's liability to Federated or a Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (“Loss”) shall not exceed two (2) times the fees received by the Bank for the provision of services to all funds provided hereunder during the twelve months preceding such Loss, provided, however, that such Loss does not arise out of the Bank’s intentional misconduct, bad faith, negligence or reckless disregard of its duties under this Agreement.

(c) Each party shall have a duty to exercise reasonable care to mitigate damages for which the other party may become responsible.

9. Indemnification. Absent the Bank’s failure to meet its Standard of Care, Federated shall indemnify, defend and hold harmless the Bank and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under any laws, rules and regulations), arising directly or indirectly from any third party claims made against the Bank or its affiliates in connection with the provision of Services with respect to the Funds.

10. Entire Agreement; Amendments; Severability. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

11. No Representations or Warranties. Except as expressly provided in this Agreement, the Bank hereby disclaims all representations and warranties, express or implied, made to Federated, a Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose, title or non-infringement or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to the Services.

12. Force Majeure. Notwithstanding anything in this Agreement to the contrary, the Bank shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer (including Internet) or communications capabilities; insurrection; elements of nature; or non-performance by a third party. The Bank shall use its best efforts to cure or correct such event described above and to resume performance under this Agreement within the shortest period of time possible.

13. Governing Law. This Agreement shall be deemed to be a contract made in the state of New York in the United States and governed by New York law, without regard to principles of conflicts of law.

14. Assignment; Delegation; Successors and Assigns; No Third-Party Beneficiaries; Subcontracting. The Bank may assign this Agreement or delegate its responsibilities hereunder to any affiliate of the Bank, however, an assignment or delegation to a nonaffiliate shall require the prior written consent of Federated. The Bank may subcontract with, hire, engage or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services, duties or obligations of the Bank under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve the Bank of any of its liabilities hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly set forth in this Agreement, nothing herein is intended or shall be construed to confer upon any third party any right, remedy or claim under or by reason of this Agreement.

15. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

16. Survival. Sections 5, 7, 9, 10, 11, and 14 shall survive the termination of this Agreement for the duration of the statute of limitations applicable thereto.

IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, the Bank informs Federated that if any U.S. tax advice is contained in any communication from the Bank to Federated (including any future communications) it is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

THE BANK OF NEW YORK MELLON

By: /s/ Timothy J. Overzat

Name: Timothy J. Overzat

Title: Managing Director

FEDERATED ADMINISTRATIVE SERVICES

By: /s/ Richard A. Novak

Name: Richard A. Novak

Title: Senior Vice President

EXHIBIT A

Federated Enhanced Treasury Income Fund

Federated Global Equity Fund

Federated Unconstrained Bond Fund

Federated Market Opportunity Fund

Federated International Bond Fund

Federated International Bond Strategy Portfolio

Federated Emerging Market Debt Fund

Federated Prudent DollarBear Fund

Federated InterContinental Fund

Federated International Strategic Value Dividend Fund

EXHIBIT B

SERVICES

  Tax provision preparation & review:
    Fiscal year-end tax provision analysis & review
    Tax adjustments:

- PFIC processing - QDI

- Section 1256 adjustments - Section 988 transactions

- Post-October capital/currency losses - REIT distributions

- Market discount adjustments - Defaulted securities

- Paydown gains/losses - Swap transactions

- Wash sales calculations - Tax straddles analysis

    ROCSOP adjusting entries
    Financial statement footnote disclosures
    Coordination of CPA firm’s tax reviews, performed in conjunction with mutual fund audits
  Excise tax distribution calculation & review:
    Calendar year tax distribution analysis & review
    Tax adjustments:

- PFIC processing - QDI

- Section 1256 adjustments - Section 988 transactions

- Post-October capital/currency losses - REIT distributions

- Market discount adjustments - Defaulted securities

- Paydown gains/losses - Swap transactions

- Wash sales calculations - Tax straddles analysis

    Annual tax-based distribution estimate
  Coordination of IRC §855 and excise tax distribution requirements
  Preparation and review of federal and state income and excise tax returns (Forms 1120-RIC and 8613)
  Compliance with applicable provisions of the RIC Modernization Act of 2010
  Section 382-384 loss limitation analysis for fund mergers
  Year-end ICI broker/dealer database – preparation and review of fund distribution calculations disseminated to broker/dealers
  FIN 48:
    Review each Fund’s tax provision workpapers, income tax returns, and Subchapter M compliance workpapers, and tax policies and procedures. Identify and document all tax positions taken.
    Determine whether tax positions taken have been consistently applied throughout the period under review, and document any inconsistencies.
    Include a statement of relevant authorities supporting each tax position taken.
    Provide a statement as to whether standard mutual fund industry practices are in agreement with the position taken, to the extent they are known or can be determined.
    For each tax position taken, discuss the viability of alternative positions where appropriate.
    Provide a written report summarizing the above analysis.

i. Tax consultative assistance

    Resource for tax research information requests.
    Communication of legislative and regulatory developments affecting mutual funds.
    Client conference calls regarding tax developments and issues.
    Client assistance regarding tax planning for mutual funds, including tax issues, pertaining to product development initiatives.